CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
SPATIALIGHT, INC.
f/k/a/ SAYETT ACQUISITION COMPANY, INC.

Under Section 805 of the Business Corporation Law

Article 1. The name of the corporation is Spatialight, Inc., f/k/a Sayett Acquisition Company, Inc. (the “Corporation”).

Article 2. The Certificate of Incorporation of the Corporation was filed by the Department of State on September 27, 1989.

Article 3. The Certificate of Incorporation is amended to combine fifty (50) existing shares of the Corporation’s common stock into one (1) share of the Corporation’s common stock and to increase the number of shares that the Corporation is authorized to issue after such combination to 100,000,000 shares of common stock, $.01 par value per share. To effect the foregoing (a) the 97,646,782 shares of common stock, $.01 par value, that are presently outstanding are converted into 1,952,936 shares of common stock, $.01 par value, (b) the 2,353,218 shares of common stock, $.01 par value that are presently authorized and unissued are converted into 47,064 shares of common stock, $.01 par value, and (c) the number of authorized common shares, $.01 par value is increased by 98,000,000 shares, $.01 par value.

Article 4. To accomplish the foregoing amendment, paragraph 4 of the Restated Certificate of Incorporation is amended to read as follows in its entirety:

The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of one class only, which share are of the par value of one cent ($.01) per share. Effective as of August 1, 2007, each share of issued and outstanding common stock of the Corporation shall be converted into and shall become 0.02 share of common stock, $.01 par value; provided, however that any fractional shares that would result from such combination shall be rounded up or down, as the case may be, to the nearest whole share.

Article 5. This Amendment was authorized by the Board of Directors pursuant to the Certificate of Incorporation followed by the vote of holders of a majority of the common stock outstanding and entitled to vote at a meeting of shareholders.

IN WITNESS WHEREOF, the undersigned does hereby affirm that the statements made herein are true under the penalties of perjury this 20th day of July, 2007.

By: ____________________
David F. Hakala,
Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
SPATIALIGHT, INC.
f/k/a/ SAYETT ACQUISITION COMPANY, INC.

Under Section 805 of the Business Corporation Law

Filed by:
Franklin, Cardwell & Jones
1001 McKinney
18th Floor
Houston, Texas 77002